Exhibit 10.1

[***] Certain identified information, marked by brackets, has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DATED July 30, 2020

BEYOND AIR, INC.

AND

spartronics watertown, llc

SUPPLY AGREEMENT

CONTENTS

1.	Definitions	1
2.	Appointment and Term	6
3.	PRODUCT MANAGEMENT, Forecasting and Orders	6
4.	Manufacture of Product	6
5.	Conforming Units and Non-Conforming Units	9
6.	Delivery, Title, Risk	10
7.	use of materials:	11
8.	Price and Payment	11
9.	Liability	12
10.	Intellectual Property	14
11.	Intellectual Property Indemnity	15
12.	Confidentiality	15
13.	Change	17
14.	Termination and Consequences	17
15.	Force Majeure	19
16.	Dispute Resolution	20
17.	AuditS AND INSPECTIONS	20
18.	Notices	21
19.	Export Controls, Modern Slavery and Corruption	22
20.	Assignment and Sub-Contracting	22
21.	General	23
22.	Governing Law AND VENUE	23
Schedule 1	Charges	24
Schedule 2	FORECASTING AND ORDERS	25
Schedule 3	Addresses for Notice	26
Schedule 4 :	BEYOND AIR Products	27
Signature Page		28

This Supply Agreement (the “Agreement”) is entered into as of the last date of signatures below (the “Effective Date”) by and between BEYOND AIR, Inc., a Delaware corporation having a principal place of business at 825 East Gate Boulevard, Suite 320, Garden City, NY 11530 (hereinafter referred to as “BEYOND AIR”) and Spartronics Watertown, LLC, a South Dakota limited liability company located at 2920 Kelley Ave, Watertown, SD 57201 (hereinafter referred to as “Supplier). Each of BEYOND AIR and Supplier is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Beyond Air has developed certain intellectual property relating to the use of a nitric oxide generator and its related nitrogen dioxide filters for the treatment of certain respiratory disorders;

Supplier designs and manufactures highly complex electromechanical devices; and

BEYOND AIR desires that Supplier supply Units of certain of BEYOND AIR’s products and Supplier wishes to supply BEYOND AIR with such Units.

Supplier and BEYOND AIR have agreed to work together on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereto agree as follows:

1.	Definitions

1.1	In this Agreement the following words have the following meanings unless inconsistent with the context:

“Affiliate”	in respect of either Party, any company from time to time directly or indirectly Controlling, Controlled by or under common Control with that Party;

“BEYOND AIR Deliverable”	the deliverables to be supplied by BEYOND AIR listed in Schedule 4;

“Application”	BEYOND AIR’s PMA submission submitted in connection with the Product in the United States or equivalent marketing authorization submitted in the European Union or in other mutually agreed jurisdictions;

“Applicable Laws”	all laws, ordinances, rules, and regulations of any governmental or regulatory authority that apply to the Services or this Agreement, including without limitation (a) all applicable federal, state, and local laws and regulations; (b) the U.S. Federal Food, Drug and Cosmetic Act (“FDCA”), (c) regulations and guidelines of the FDA and other Regulatory Agencies, and (d) GMP;

“Background IP”

all Intellectual Property Rights controlled, owned or jointly owned by either Party (or a third party on its behalf) prior to the Effective Date or developed independently from the Services.

Supplier’s Background IP includes its proprietary manufacturing, tools or fixtures utilized in its manufacturing process. BEYOND AIR’s Background IP includes, but is not limited to, all Intellectual Property Rights in and to BEYOND AIR Deliverables and BEYOND AIR Confidential Information.

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“Business Day”	a day other than a Saturday, Sunday or public holiday in the US and/or the country in which BEYOND AIR’s head office is located;

“Change”	has the meaning given to it in clause 13;

“Charges”	has the meaning set out in clause 8.1;

“Commercially Reasonable Efforts”	with respect to the activities pursuant to a Services, the reasonable efforts and resources used by a reputable biopharmaceutical contract manufacturing organization for medical devices of similar nature, complexity and developmental stage in the same or similar circumstances;

“Confidential Information”	the fact and terms of this Agreement and all information (in whatever form) in respect of the business of each of the Parties and each of its Affiliates including any ideas; business methods; finance; prices, business, financial, marketing or development plans; products or services, know-how or other matters connected with products or services manufactured and/or marketed; computer systems and software; which is (in each case) provided or obtained by one Party to or for the other;

“Conforming Unit”	a Unit which has been produced in accordance with GMP and which meets the Product Specifications;

“Control”	(a)

any power (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) to appoint and/or remove all or such of the members of the board or other governing body of a body corporate as are able to cast the majority of the votes capable of being cast by members of that board or body on all, or substantially all, matters, or otherwise to control or have the power to control the policies and affairs of that body corporate; or

	(b)	the holding and/or possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in any person (whether directly or indirectly) which confer in aggregate on the holders thereto 50% or more of the total voting rights exercisable at general meetings of that body corporate on all, or substantially all, matters, and “Controlled” and “Controlling” shall be construed accordingly;

“Delivery”	the delivery by Supplier to BEYOND AIR Ex Works the Facility (Incoterms 2010) in accordance with Section 6. “Delivered” shall be construed accordingly.

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“Deviation”	a Product Specification deviation as may be further detailed in the Quality Agreement;

“Disposition”	the part of the Services during which (i) the Product is tested for compliance with the Product Specifications; (ii) all production instruction and analytical records relating to the Manufacture of each Unit prepared by Supplier are reviewed; and (iii) a Supplier recommendation for Product release or reject is made; in each case as applicable;

“Effective Date”	the date of signature by all Parties to this Agreement;

“Facility”	any of Supplier’s manufacturing facilities in which a Services will be performed;

“FDA”	means the United States Food and Drug Administration, or any successor agency thereto;

“Force Majeure Event”	any event or circumstances outside the reasonable control of a Party affecting its ability to perform any of its obligations under this Agreement including act of God, fire, flood, severe weather, epidemic or pandemic, war, revolution, acts of terrorism, riot or civil commotion, acts of government, trade embargo, labor disputes (excluding labor disputes involving the Party in question), interruption of utility service, restraints or delays materially affecting shipping or carriers, inability or delay in obtaining supplies of adequate or suitable materials, breakdown or failure in equipment or machinery, cyber-attack, currency restrictions, and illness affecting a material number of the Services team, but shall not include events which are caused by the negligence or willful misconduct of the Party so affected.

“Foreground IP”	all Intellectual Property Rights that arise or are obtained or developed by or on behalf of either Party in the course of the performance of a Services;

“GMP”

current good manufacturing practice and standards as provided for (and as amended from time to time) in the “Current Good Manufacturing Practice Regulations” of the U.S. Code of Federal Regulations Title 21 (21 CFR §§ 820) and in European Community Council Directive 93/42/EEC concerning medical devices, any U.S., European, or other applicable laws, regulations or respective guidance documents now or subsequently established by a governmental or regulatory authority, and any arrangements, additions, or clarifications;

“Improvements”

any and all ideas, discoveries, improvements, modifications or variations of the Product, methods for manufacture of a Product and/or methods of using a Product, whether or not patentable or otherwise protectable as intellectual property, which is discovered, developed, reduced to practice, or created by a Party or its Affiliates, alone, jointly or with others;

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“Indemnify”	on demand to indemnify and keep indemnified, and hold harmless, the Party to be indemnified on an after tax basis;

“Intellectual Property Right”	any current and future intellectual property rights and interests including patents, patent applications, continuations-in-part, utility models, designs, design rights, copyright (including rights in software), decryption rights, database rights, trade marks, rights pursuant to passing off, service marks, business and trade names, domain names, know-how, results, data, databases, formulations, compounds, rights in biological or chemical materials, rights under data exclusivity laws, rights under unfair competition laws, topography rights, inventions, rights in confidential information (including technical and commercial trade secrets); supplementary protection certificates and image rights, and rights of a similar or corresponding character in any part of the world, in each case whether registered or not and including any application for registration and renewals or extensions of such rights in any country in the world and whether subsisting now or in the future;

“Latent Defect”	means a failure of a Unit to be a Conforming Unit that BEYOND AIR can demonstrate was present at the time of Disposition but was discovered after Disposition (but within the time frame set forth in Section 5.7) and which is not the result of subsequent BEYOND AIR actions, including without limitation, handling, shipping and storage that render the GMP Unit a non-Conforming Unit

“Liabilities”	any (i) liabilities whether in contract, tort (including negligence) or otherwise; (ii) losses, costs (including internal costs/overheads), damages, fines or expenses including reasonable legal and expert fees; and (iii) claim, demand, proceeding, action or cause of action; in each case howsoever arising. “Liability” shall be construed accordingly;

“Manufacture”

means all activities related to the manufacturing, packaging, in-process and finished product testing for the Product, release of the Product, quality assurance activities related to manufacturing and release of the Product, ongoing batch tests and other FDA post-PMA approval requirements under 21 CFR 814.82 and 21 CFR 814.80 and regulatory activities related to any of the foregoing.

“Materials”	any Product and any other output from the Services which is deliverable to BEYOND AIR under this Agreement, any Process-Specific Equipment and/or Process-Specific Consumables and any BEYOND AIR Deliverables;

“Non-Conforming Unit”	a Unit which has not been produced in accordance with GMP and/or does not meet the Product Specification;

“Order”	has the meaning given to it in Schedule 2;

“Pass Through Costs”	has the meaning given to it in Schedule 1;

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“Process”	the particular process used, or to be used, for Manufacture of the Product;

“Process Specifications”	the Process specification which is set forth in a QA Document;

“Product”	LungFit™ and all Improvements, as more specifically described in Schedule 4

“Product Specifications”	the Product specifications which is documented in a QA Document;

“Production Year”	a period of twelve (12) consecutive calendar months ending on 31st December, except that the first Production Year of this Agreement shall commence on the Effective Date and end on the next following 31st December, and the last Production Year of this Agreement shall commence on 1st January of the year in which this Agreement terminates or expires and end on the date of termination or expiry of this Agreement;

“Product Manager”	the Product manager appointed by each of Supplier and BEYOND AIR under clause 3.1;

“Quality Agreement”	the document agreed by the Parties which sets out the mutually agreed quality standards applicable for the GMP Manufacture of the Product;

“QA Documents”	the Quality Agreement and the documents produced and approved in accordance with the Quality Agreement;

“Regulatory Authority”	Without limitation, the FDA or any successor thereto or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs

“Services” “Subcontracted Work”	the manufacturing services to be provided by Supplier under this Agreement. work subcontracted by Supplier under clause 20.3;

“Tax”	value added tax, sales tax, tariff, or any other similar type of turnover tax;

“Unit”	a quantity of Product that is produced from a run of the Process that is expected to be the same within validated limits.

1.2	In this Agreement (except where the context otherwise requires) any words following the terms “including”, “include”, “for example” or any similar expression are by way of illustration and emphasis only and shall not limit the generality or extent of any other words or expressions.

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1.3	Insofar as this Agreement obliges either Party to this Agreement to negotiate, take action or to do something, that Party shall conduct such negotiations, take such action or do such thing in good faith and, in the case of Supplier, using Commercially Reasonable Efforts to achieve the result contemplated in this Agreement. There shall be a general obligation on the Parties to act in good faith in relation to the matters contemplated in this Agreement.

1.4	In the case of conflict or ambiguity between terms of the main body of this Agreement or any Schedule to this Agreement the main body of the Agreement shall prevail. In the case of conflict or ambiguity between the terms of this Agreement and the terms of the QA Documents, the terms of the QA Documents shall prevail solely in relation to GMP quality matters subject to clause 9.5.

1.5	Where a defined term is used in clause 9 (Liability) it shall retain its meaning even when the entire word that is a defined term is in capitals.

2.	Appointment and Term

2.1	This Agreement establishes the general terms and conditions applicable to Supplier’s supply of the Product to BEYOND AIR. All Orders made by BEYOND AIR to Supplier for Product during the term of this Agreement are subject to the terms and conditions of this Agreement and any standard terms of BEYOND AIR referenced in an Order for Product shall not apply.

2.2	This Agreement shall come into force on the Effective Date and shall, unless terminated sooner by a Party in accordance with the terms of this Agreement, expire on December 31, 2024 (the “Initial Term”).

2.3	This term of this Agreement shall renew automatically for a period of 3 (three) years (the “Subsequent Term”) on expiry of:

2.3.1	the Initial Term; and

2.3.2	each Subsequent Term,

unless and until BEYOND AIR gives Supplier no less than 12 (twelve) months’ notice of its intent not to renew or Supplier gives BEYOND AIR no less than 12 (twelve) months prior written notice.

3.	PRODUCT MANAGEMENT, Forecasting and Orders

3.1	Within thirty (30) days of the Effective Date, each Party will appoint a Product Manager to oversee and manage the execution of its obligations under this Agreement. Each Party’s Product Manager shall be the primary contact for the other Party in relation to this Agreement and will be responsible for managing any Changes. If either Party changes its appointed Product Manager, it will promptly notify the other in writing.

3.2	Product requirement will be forecasted, and Product will be ordered, in accordance with Schedule 2.

4.	Manufacture of Product

4.1	Supplier shall Manufacture each Unit in accordance with:

4.1.1	the terms of this Agreement;

4.1.2	Applicable Laws;

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4.1.3	GMP, ISO 13485 and ISO 9001, and the Quality Agreement;

4.1.4	Product Specifications and the Process Specification (and shall test in accordance with the Product Specification); and

4.1.5	the delivery schedule set forth in Schedule 2.

Except as required by Applicable Law(s), or GMP, Supplier shall not Materially Change the Process or change the Facility where a Product is Manufactured without the prior written consent of BEYOND AIR (which consent shall not be unreasonably withheld, conditioned, or delayed) if the Supplier change would require a change to a marketing authorization for the Product in the United States or European Union. Supplier shall notify BEYOND AIR of all material changes, including Material Changes required by Applicable Law, as soon as practicable after Supplier learns of such change. A “Material Change” is one that requires a submission to the applicable Regulatory Authority(ies). All costs associated with moving production to another Supplier facility, after approval from BEYOND AIR, will be at no cost to BEYOND AIR. Any movement of manufacture due to BEYOND AIR’s request will be paid for by BEYOND AIR.

4.2	Supplier represents and warrants that:

4.2.1	it shall Manufacture the Product in accordance with the Product Specifications and Process Specifications, GMP, ISO13485, the Quality Agreement and Applicable Law.

4.2.2	At the time of its delivery to BEYOND AIR, the Product will have been Manufactured in facilities that are approved by the US FDA, ISO13485 or have been audited as part of the Medical Device Single Audit Program (MDSAP).

4.3	BEYOND AIR represents and warrants that:

4.3.1	it shall promptly provide BEYOND AIR Deliverables at the times set out in Schedule 2;

4.3.2	it shall meet all its obligations and responsibilities under this Agreement and the Quality Agreement;

4.3.3	the Product and Supplier’s manufacture of such Product does not and will not violate Intellectual Property Rights or other intellectual property or proprietary rights of any third party, nor has any claim of such infringement been threatened or asserted;

4.3.4	the Product Specifications and Process Specifications and any other items or information supplied by BEYOND AIR are accurate and contain all items and Information necessary for Supplier to manufacture and deliver the Products; and

4.3.5	BEYOND AIR is the legal manufacturer of record and holds all medical device licenses, approvals and other authorizations required by Applicable Laws for the development, testing, marketing, sale or use of the Product and all products incorporating any Product, in all jurisdictions where the Product and all products incorporating the Product is at any time marketed or sold by BEYOND AIR or its designee, including, without limitation, with respect to the United States, any 510(k) Pre-Market Notification or Pre-Market Approval by the U.S. Food and Drug Administration (“FDA”) for intended uses, unless subject to an approved Investigational Device Exemption under 21 C.F.R. Part 812, and with respect to the European Community’s Medical Device Directive, 93/42/EEC (“MDD”).

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4.3.6	BEYOND AIR has complied with and will continue to comply with any and all international, federal, state and local laws and regulations applicable to BEYOND AIR, including without limitation those imposed on BEYOND AIR by the FDA and the MDD.

4.3.7	It shall comply with Applicable Laws.

4.4	Supplier shall use BEYOND AIR Deliverables solely to perform the obligations under this Agreement and will not be used for any Commercial Purpose, other than as set forth in this Agreement. Commercial Purpose shall mean the sale, lease, license, or other transfer of BEYOND AIR Deliverables to any organization, except as requested by BEYOND AIR in writing. Commercial Purposes shall also include uses of BEYOND AIR Deliverables by any organization, including Supplier, to perform contract research, to produce or manufacture products for general sale, or to conduct research activities that result in any sale, lease, license, or transfer of BEYOND AIR Deliverables to an organization. Supplier will not transfer BEYOND AIR Deliverables to any third party without BEYOND AIR’s written consent. Nothing in this Agreement shall preclude BEYOND AIR from transferring BEYOND AIR Deliverables to other interested third parties for commercial or research purposes. Supplier shall not distribute to third parties substances created by the Supplier through the use of BEYOND AIR Deliverables. Without limiting the foregoing, Supplier shall not cause, perform or permit reverse engineering of any BEYOND AIR Deliverable, except as necessary for Supplier to Manufacture and supply the Product in accordance with this Agreement. Supplier further agrees that it shall not, except in the course of performing the Services under this Agreement, use BEYOND AIR Deliverables as a basis for new discoveries, inventions, improvements and/or intellectual property filings, including patents. Notwithstanding the foregoing, Supplier agrees that BEYOND AIR shall own all rights, title and interest in and to any and all new discoveries, inventions, improvements and/or intellectual property (including, but not limited to regulatory filings) based on or derived from BEYOND AIR Deliverables, including, but not limited to, Improvements. The Parties shall cooperate and provide to each other reasonable assistance and information reasonably necessary to enable Supplier to comply with its obligations and responsibilities under this Agreement and Quality Agreement. Such activities may include, by way of example, continuous process validation, change control and timely review of quality documents.

4.5	Quality Agreement

4.5.1	Prior to or as soon as possible following the signing of this Agreement, the Parties shall execute the Quality Agreement.

4.6	Regulatory Assistance

4.6.1	BEYOND AIR shall provide Supplier with a copy of BEYOND AIR’s GMP section of any submission to a Regulatory Authority supporting BEYOND AIR’s Application for the Product or Process and any change thereto (“CMC Section”) with enough time for Supplier to review and comment on the same before submission to such Regulatory Authority. BEYOND AIR shall not submit a CMC Section without Supplier’s written approval in relation to any information regarding, or impacting, Supplier including any information regarding the Process, equipment, controls and analytics or any information provided to BEYOND AIR by Supplier related to or in accordance with the Quality Agreement. Such approval shall not be unreasonably withheld, delayed or conditioned.

4.6.2	If BEYOND AIR requires any support in relation to regulatory documentation regarding continuous process verification over and above that set out in [Schedule [5]] then Supplier agrees to provide reasonable assistance subject to agreement by the Parties of charges for that work in a Change.

4.6.3	During each Service, BEYOND AIR may request assistance from Supplier in respect of the CMC Section, subject to payment by BEYOND AIR of a reasonable commercial rate for such assistance and Supplier’s reasonable expenses, to be agreed upon by BEYOND AIR. However, no advice or assistance given by Supplier shall be deemed to be or construed as a guarantee that a Product will receive regulatory approval.

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4.6.4	Supplier will provide one electronic (PDF) copy of any documents which may be reasonably required by BEYOND AIR in support of its Application. If BEYOND AIR requires copies of the laboratory notebooks, provision of these will be subject to discussion and agreement by the Parties and agreement of an additional fee associated with copying.

4.6.5	BEYOND AIR shall have the right and responsibility for determining regulatory strategy, decisions and actions relating to the Product subject to clause 4.6.6 and provided that Supplier shall have the right and responsibility for determining regulatory strategy, decisions and actions to the extent relating to:

(a)	the Facility (including in particular utilities and equipment);

(b)	Supplier’s quality systems, policies and internal procedures, to the extent not in conflict with Applicable Laws;

(c)	any requirement imposed on Supplier by a Regulatory Authority; or

(d)	any other commitments made by Supplier prior to the Effective Date, to the extent such commitments do not conflict with Supplier’s obligations under this Agreement,

(each a “Supplier Regulatory Responsibility”).

4.6.6	BEYOND AIR acknowledges that Supplier’s Quality Assurance team reserves the right to Disposition Product in accordance with the Quality Agreement and Deliver Product to BEYOND AIR in accordance with Section 6.

4.6.7	BEYOND AIR shall not make any change to its regulatory filings with respect to a Product, including any Application, which, to the best of BEYOND AIR’s knowledge, may have a material impact on any Supplier Regulatory Responsibility Supplier’s performance of its obligations under this Agreement without prior written agreement with Supplier in accordance with clause 13.

5.	Conforming Units and Non-Conforming Units

5.1	Each Unit will be determined to be a Conforming Unit or a Non-Conforming Unit.

5.2	If during or after manufacturing, Supplier discovers any Deviation which adversely affects Product quality, it will inform BEYOND AIR in accordance with the reporting requirements set out in the Quality Agreement.

5.3	In respect of Conforming Units, Supplier will complete Disposition, issue a certificate of conformance and a GMP compliant statement. The provisions of clauses 5.4 to 5.6 shall apply to Non-Conforming Units only.

5.4	If a Unit is a Non-Conforming Unit and the cause of that Non-Conforming Unit is determined by the Parties to not be a failure by Supplier to comply with clause 4.1.1 then BEYOND AIR shall pay the Charges relating to the Non-Conforming Unit in in accordance with this Agreement. Any further work in relation to the Non-Conforming Unit (such as analysis of the Unit) shall be carried out at a time and price to be agreed in writing by the Parties in a Change. Supplier will use Commercially Reasonable Efforts to Manufacture a replacement Unit as soon as reasonably practicable at the then-current Unit Price set forth in Schedule 1.

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5.5	If a Unit is a Non-Conforming Unit and the cause of the Unit being a Non-Conforming Unit is determined by the Parties,[1] to be a failure by Supplier to comply with clause 4.1.1 then Supplier shall, at Supplier’s option, repair the Non-Conforming Unit or Manufacture a replacement Unit (“Replacement Unit”) without cost to BEYOND AIR so as to satisfy the affected Order and shall use Commercially Reasonable Efforts to Manufacture that Replacement Unit in a timely manner as mutually agreed between the Parties subject to completion of root cause analysis, completion of corrective actions, receipt of required Consumables and Facility readiness. In these circumstances, BEYOND AIR shall be obliged to pay for all Charges in respect of the original Non-Conforming Unit in accordance with this Agreement in relation to the Replacement Unit but the Unit Price shall not be payable in relation to the Replacement Unit.

5.6	If BEYOND AIR requests delivery of a Non-Conforming Unit it must make such request to Supplier in writing within 10 Business Days of being informed that the Unit is a Non-Conforming Unit. Supplier agrees to deliver a Non-Conforming Unit to BEYOND AIR on the express condition that it (i) will not be distributed to market for human use or used in humans; (ii) will be labeled as “Not for Human Use”; and (iii) is subject to BEYOND AIR’s indemnity given under clause 9.5.

5.7	Clauses 5.5 and 5.6 shall apply in the event of a Non-Conforming Unit which is discovered to have a Latent Defect provided that BEYOND AIR notifies Supplier of such Latent Defect within the earlier of (a) ten (10) days of discovery of such Latent Defect or (b) twelve (12) months from receipt of the Product by BEYOND AIR.

5.8	Remedial Actions. If either Party becomes aware of information relating to any released Product that indicates that a Unit or batch of Product may not conform to the Product Specifications or Process Specifications, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of such released Product, it shall promptly so notify the other Party. To the extent BEYOND AIR requires such information to comply with applicable Laws or to determine whether to conduct a recall, Supplier shall promptly disclose to BEYOND AIR any Information related to such nonconformance, adulteration, misbranding or other related issue. BEYOND AIR shall have the right, at its expense (except as provided herein), to control any Product recall, field correction, or withdrawal of any released Product. Supplier shall be responsible for all costs incurred for any recall, field correction, or withdrawal of any released Product to the extent such event of recall, field correction, or withdrawal is due to the material breach by Supplier of this Agreement or the Quality Agreement. BEYOND AIR shall be responsible for all other costs incurred for any recall, field correction, or withdrawal of any released Product. The Party having the right to control such recall pursuant to this Section 5.8 may, at its sole discretion, take appropriate courses of action, which shall be consistent with the internal SOPs of such Party; provided, however, that such controlling Party shall promptly notify the other Party of any recall action being considered and where practicable, consider the views of the non-controlling Party prior to taking any recall action. Each Party shall maintain complete and accurate records of any recall according to its then current SOPs for such periods as may be required by Applicable Laws, but in no event for less than three (3) years.

6.	Delivery, Title, Risk

6.1	Delivery by Supplier to BEYOND AIR of Materials will be made Ex Works the Facility (Incoterms 2010) and clauses 6.2 to 6.4 shall apply to such Materials. Supplier shall package the relevant Material ready for shipment in accordance with BEYOND AIR’s reasonable instructions.

1 NTD: Beyond Air must have the ability, ultimately, to determine if a Unit is non-conforming.

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6.2	Delivery of Materials will be deemed to be completed upon the earlier of:

6.2.1	the time at which Supplier Delivers the Materials to BEYOND AIR’s shipper of choice; or

6.2.2	subject to clause 6.3, 10 days after Supplier notifies BEYOND AIR that Disposition has been completed and the Materials are available for collection at Supplier’s Facility.

6.3	If BEYOND AIR does not collect the Materials within ten (10) Business Days of such notice given under Section 6.2.2, Supplier will, in BEYOND AIR’s sole discretion, either arrange for delivery of the Materials to BEYOND AIR at BEYOND AIR’s risk and expense or destroy those Materials.

6.4	Risk in and title to the Product shall pass to BEYOND AIR on delivery to the carrier.

6.5	Delivery of any BEYOND AIR Deliverables which BEYOND AIR is required to supply to Supplier pursuant to this Agreement shall be delivered to Supplier DDP, the Facility (Incoterms 2010).

7.	use of materials:

7.1	Supplier shall only use Materials, including a Non-Conforming Unit and a Non-Conforming Product, as defined by BEYOND AIR. Except for Delivery of Materials to BEYOND AIR, Supplier shall be responsible and liable for its and its employees’, Affiliates’ and subcontractors’ receipt, use and disposition of Materials, including a Non-Conforming Unit and a Non-Conforming Product, in violation of this Agreement.

8.	Price and Payment

8.1	BEYOND AIR shall pay to Supplier for each Services:

8.1.1	the Unit Price for each Unit; and

in each case as set out in Schedule 1 (together the “Charges”).

8.2	Supplier may invoice BEYOND AIR for the Charges in respect of each Services in accordance with the terms set out in Schedule 1.

8.3	BEYOND AIR shall pay each invoice issued to it by Supplier within thirty (30) days of the date of an undisputed invoice, in full and in cleared funds in US dollars by electronic transfer to the financial institution specified in the relevant invoice.

8.4	The Charges are exclusive of any Tax which may apply and which shall be payable by BEYOND AIR to Supplier at the rate prescribed by law.

8.5	If there is an imposition of a new Tax or a change in the rate of Tax payable or in the Tax treatment applicable to some or all of the services required to be provided by Supplier under this Agreement or the Product, a change of law or practice or interpretation of the existing legislation or revised determination by the IRS (Internal Revenue Service), or the supply of services by Supplier has been incorrectly regarded as Tax exempt or if the courts rule Tax is chargeable, then BEYOND AIR agrees that Supplier shall be entitled, where Tax is imposed on services required to be performed by Supplier under this Agreement (including the retrospective application of Tax upon services which Supplier has already performed and which have previously been invoiced on a Tax exempt basis), to invoice BEYOND AIR (in a valid Tax invoice) for a sum equal to the amount of the Tax which becomes due on that supply and any fees and/or interest which the IRS levies on Supplier in relation to the outstanding sums and/or non-payment. BEYOND AIR shall pay those invoices in accordance with clause 8.3. Notwithstanding the foregoing, BEYOND AIR shall not be responsible for the payment of any fees, interest or amounts on Taxes resulting from Supplier’s negligence, willful misconduct or breach of Applicable Laws.

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8.6	BEYOND AIR shall:

8.6.1	be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments, tariffs, and other fees of any kind imposed by governmental or other authority in respect of the purchase, importation, exportation, sale or other distribution of the Product and any other materials delivered to it by Supplier in accordance with this Agreement; and

8.6.2	make all payments under this Agreement without withholding or deduction of, or in respect of, any tax unless required by law. If any such withholding or deduction is required, BEYOND AIR shall, when making the payment to which the withholding or deduction relates, pay to Supplier such additional amount as will ensure that Supplier receives the same total amount that it would have received if no such withholding or deduction had been required.

8.7	Without prejudice to any other right or remedy that it may have, if BEYOND AIR fails to pay in accordance with this Agreement any sum to Supplier on the due date for payment:

8.7.1	BEYOND AIR shall pay interest on the overdue amount at the rate of 1.0% (one per cent) per month. Such interest shall be payable in respect of the period from the due date until actual payment of the overdue amount (whether before or after judgment) in accordance with clause 8.3; and

8.7.2	(except where BEYOND AIR has complied with its obligations in clause 8.8 below) Supplier may notify BEYOND AIR that if it does not pay Supplier will suspend work on the Services, including material procurement, and if payment is not made within 10 (ten) Business Days of such notice, Supplier may suspend such work until payment has been made in full.

8.8	If BEYOND AIR disputes the payment of any Charges or a part of them, BEYOND AIR shall:

8.8.1	notify Supplier of the disputed amount within 15 days of its receipt of the invoice in which such disputed amount is included giving reasonable details of the dispute; and

8.8.2	pay the amount of Charges not in dispute in accordance with clause 8.3,

and the dispute shall be dealt with under the dispute resolution process set out in clause 16.

8.9	If BEYOND AIR fails to pay within a reasonable period after receipt of notice giving full particulars of the breach and requiring it to be remedied any sum which is not the subject of a good faith dispute under clause 8.8 when the same is due in accordance with clause 8.3 then Supplier may elect, at its discretion, to treat such non-payment as a material breach this Agreement under clause 14.1.

8.10	A Party shall not be entitled to withhold, set off or reduce payment of any amounts payable under this Agreement by any amounts which it claims are owed to it by another Party under this Agreement or any other agreement.

9.	Liability

9.1	Supplier Indemnification. Supplier shall Indemnify, defend and hold harmless BEYOND AIR, its Affiliates and each of their employees, officers, directors, shareholders, attorneys and contractors (collectively, “BEYOND AIR Indemnitees”) from and against all Liabilities to third parties resulting from i) Supplier’s material breach of any term of this Agreement; ii) Supplier’s or its Affiliates’ or their subcontractors’ or employees’ gross negligence, intentional misconduct, willful omission or willful malfeasance in connection with the performance of the obligations under this Agreement; or iii) a breach of Applicable Laws by Supplier, its Affiliates or any of their employees or subcontractors. Supplier shall have no obligation to indemnify, defend and hold harmless BEYOND AIR Indemnitees from any Liabilities to the extent they result from any of BEYOND AIR Indemnitees’ negligence or willful misconduct, material breach of this Agreement or material violation of Applicable Laws.

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9.2	Liability for Product: BEYOND AIR shall Indemnify Supplier from and against all Liabilities to third parties incurred by Supplier or its Affiliates resulting from the use or resale of the Product, except in each case, to the extent that Supplier is liable under clause 9.1. BEYOND AIR acknowledges and agrees that, except as set forth below, Supplier is not design responsible for any Products or Process and, notwithstanding anything in this Agreement to the contrary, Supplier will not have any warranty, indemnification or other liability or obligations for any actual or alleged defects, recall, quality issues, intellectual property infringement, or other nonconformities with respect to any Products or Process to the extent related to or arising out of the design, operation, performance and/or specifications for such Products or Process, except to the extent of Supplier’s contributions to and participations in the design process.

9.3	Liability for the Process: BEYOND AIR shall indemnify Supplier from and against all Liabilities incurred by Supplier or its Affiliates resulting from the use or operation of the Process (or any part of the Process) required to be used under this Agreement, except to the extent that Supplier is liable under clause 11.1 or Supplier’s contributions to the design of the Process.

9.4	ALL WARRANTIES, CONDITIONS AND OTHER TERMS, EXPRESS (OTHER THAN THOSE SET OUT IN THIS AGREEMENT) OR IMPLIED, STATUTORY, CUSTOMARY OR OTHERWISE WHICH BUT FOR THIS CLAUSE 9 WOULD OR MIGHT SUBSIST IN FAVOR OF BEYOND AIR, ARE (TO THE FULLEST EXTENT PERMITTED BY LAW) EXCLUDED FROM THIS AGREEMENT INCLUDING, IN PARTICULAR, ANY IMPLIED WARRANTIES RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NON-INFRINGEMENT. IN NO EVENT SHALL BEYOND AIR OR SUPPLIER BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES (INCLUDING LOST PROFIT OR BUSINESS INTERRUPTION EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY SCHEDULE OR ATTACHMENT.

9.5	No claim for Liabilities incurred pursuant to the Quality Agreement may be made under the Quality Agreement by either Party. Accordingly, performance of the Quality Agreement shall be deemed to be performance under this Agreement and as such any breach of the Quality Agreement shall be deemed to be a breach of this Agreement and all Liabilities shall be construed and limited in accordance with this clause 9.

9.6	Each Party agrees to take all reasonable steps to mitigate any Liabilities that it may seek to claim from the other under or in connection with this Agreement including pursuant to any Indemnity.

9.7	If a Party is entitled to benefit from an Indemnity (the “Indemnified Party”) from the other Party (the “Indemnifying Party”) in accordance with this Agreement (an “Indemnity Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the Indemnity Claim (providing all necessary details) and, except to the extent (and solely to the extent) that the Indemnifying Party has been prejudiced by any delay in notification from the Indemnified Party, the Indemnifying Party shall at its own expense conduct all negotiations and any litigation arising in connection with the Indemnity Claim provided always that:

9.7.1	the Indemnifying Party shall consult the Indemnified Party on all substantive issues which arise during the conduct of such litigation and negotiations and shall take due and proper account of the interests of the Indemnified Party;

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9.7.2	the Indemnifying Party shall not settle or compromise the Indemnity Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld or delayed) and shall ensure that any settlement or compromise does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party;

9.7.3	the Indemnified Party shall not make any admissions or admit liability in relation to the Indemnity Claim or otherwise settle any Indemnity Claim without the written agreement of the Indemnifying Party; and

9.7.4	the Indemnified Party shall fully cooperate and assist the Indemnifying Party, at the Indemnifying Party’s cost and expense, in relation to the Indemnity Claim (without limiting the extent of the Indemnity).

9.8	Without prejudice to (i) the foregoing provisions of this clause 9 and (ii) a Party’s ability to self-insure (provided it has adequate financial means to do so): each Party shall maintain insurance placed with insurer(s) who have an A.M. Best rating of A- or better in an amount of not less than [***] to ensure that it can meet its liabilities under this Agreement.

9.9	Limitation of Liability: Notwithstanding anything in this Agreement to the contrary, except for Supplier’s breach of its obligations of Confidentiality, and third party indemnification obligations resulting from willful misconduct, gross negligence, violations of law and personal injury or death (but only to the extent such personal injury or death occurs as a result of the manufacturing process and not due to use of any Product or otherwise) Supplier’s obligations to make any payments to BEYOND AIR as a result of any breach of this Agreement, or to repair or replace Products, or otherwise, in the aggregate, shall not exceed the lesser of (a) the combined total of amounts paid by BEYOND AIR to Supplier under this Agreement during the three-month period immediately preceding the event giving rise to such liability, or (b) [***].

10.	Intellectual Property

10.1	Subject to clause 10.2 neither Party shall acquire any right, title or interest in the other Party’s Background IP.

10.2	BEYOND AIR grants to Supplier a limited royalty-free, worldwide license to use BEYOND AIR’s Background IP for the exclusive purpose of performance of the Services. BEYOND AIR represents that the use by Supplier (or its Authorized Third Parties) of BEYOND AIR’s Background IP in accordance with this clause 10.2 shall not infringe any third party’s Intellectual Property Rights.

10.3	All title to and all rights and interest in any Foreground IP shall vest in BEYOND AIR. Supplier hereby assigns to BEYOND AIR all title to and all rights and interest Supplier owns in any Foreground IP. Supplier shall, and shall cause its employees, contractors and Affiliates to, promptly disclose BEYOND AIR any inventions, invention disclosures, or other similar documents, submitted to it by its employees, agents, consultants or independent contractors describing inventions that may be Improvements, and all Information relating to such inventions to the extent necessary for BEYOND AIR’s determination as to whether such invention constitutes an Improvement and, if appropriate, for the preparation, filing and maintenance of any patent application or patent with respect to such invention.

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10.4	If requested to do so by BEYOND AIR, Supplier shall, at the reasonable expense of BEYOND AIR, execute all documents and do all such further acts as BEYOND AIR may reasonably require to perfect the assignment under clause 10.3.

11.	Intellectual Property Indemnity

11.1	Supplier shall fully Indemnify BEYOND AIR from and against all Liabilities incurred by BEYOND AIR or its Affiliates or contractors arising out of any third party claim that Supplier’s use of Supplier’s Background IP in performing the Services infringes such third party’s Intellectual Property Rights.

11.2	BEYOND AIR shall Indemnify Supplier from and against all Liabilities incurred by Supplier arising out of any third party claim that:

11.2.1	Supplier’s use of BEYOND AIR Deliverables in accordance with the terms of this Agreement; or

11.2.2	(excluding Liabilities in relation to which Supplier Indemnifies BEYOND AIR pursuant to clause 11.1) the Manufacture of the Product in accordance with the terms of this Agreement; or the use of the Process in accordance with this Agreement, infringes such third party’s Intellectual Property Rights.

11.3	If a third party claim is made in accordance with clause 11.1 or 11.2 then the Indemnified Party may require the Indemnifying Party to prove that it has adequate financial means to pay out under the indemnity provisions provided for in those clauses (for example by way of set aside capital or insurance). If the Indemnifying Party cannot so prove it has the financial standing to meet its obligations with respect to the Indemnities under the applicable clause then the Indemnified Party has the option to terminate this Agreement on written notice. If Supplier exercises its option to terminate under this clause 11.3 then (without prejudice to the survival of the relevant Indemnity obligations) such termination shall be treated as a termination by Supplier under clause 14.1.

12.	Confidentiality

12.1	Each Party (the “Receiving Party”) agrees with the other (the “Disclosing Party”):

12.1.1	to keep the Disclosing Party’s Confidential Information confidential;

12.1.2	not to access or use the Disclosing Party’s Confidential Information save for complying with its obligations under this Agreement or, if applicable, any confidentiality disclosure agreement then in force between the Parties;

12.1.3	not to disclose the Disclosing Party’s Confidential Information to a third party other than to the Receiving Party’s:

(a)	Affiliates, officers, directors and employees and those of its Affiliates that need to know the Confidential Information for the purpose of performing its obligations under this Agreement and who are bound by confidentiality obligations at least as stringent as those contained herein;

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(b)	Permitted contractors and sub-contractors, professional advisers, consultants and agents and those of its Affiliates who are engaged to advise that Party in connection with the Services or this Agreement; and

(c)	any other person to whom the Disclosing Party agrees in writing that Confidential Information may be disclosed in connection with the Services,

the “Authorized Third Parties”.

12.2	The Receiving Party shall procure that each of the Authorized Third Parties keeps the Disclosing Party’s Confidential Information confidential in accordance with this clause 12 and shall remain primarily liable to the Disclosing Party for any act or omission of any of the Authorized Third Parties.

12.3	The Receiving Party shall within 30 (thirty) days of receipt of the Disclosing Party’s written request (including after termination of this Agreement):

12.3.1	deliver up to the Disclosing Party all items and copies of all or any Confidential Information of the Disclosing Party;

12.3.2	expunge and/or make irretrievable all Confidential Information of the Disclosing Party from any computer or other similar device in which it is stored and, if further requested, certify in writing signed by an authorized representative that it has done the same (provided that this clause 12.3.2 shall not apply to automatically archived electronic files or electronic back-ups made in the ordinary course of business, on secured central servers, which cannot reasonably be deleted and such electronic files shall be retained subject to the obligations of confidence set out in this clause 12); and

12.3.3	destroy all hard copies of notes, analyses or memoranda containing the Disclosing Party’s Confidential Information (and, if further requested, certify in writing signed by an authorized representative that it has done the same)

provided that the Receiving Party shall be entitled to retain copies of the Confidential Information to enable it to monitor its obligations under this Agreement or which is required to be maintained by Applicable Laws or a Regulatory Authority subject always to the obligations of confidence under this Agreement.

12.4	Confidential Information shall not include information which:

12.4.1	is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by the Receiving Party or its Authorized Third Parties in breach of this Agreement (except that any compilation of otherwise public information in a form not publicly known shall still be treated as Confidential Information);

12.4.2	was available to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party;

12.4.3	was, is, or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not under any confidentiality obligation in respect of that information;

12.4.4	was lawfully in the possession of the Receiving Party before the information was disclosed by the Disclosing Party;

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12.4.5	is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party;

12.4.6	is necessarily disclosed by the Receiving Party pursuant to a statutory or regulatory obligation, but then only to the extent of such required disclosure and save that the Receiving Party shall, to the extent it is lawful to do so, give prompt notice to the Disclosing Party of any such potential disclosure and allow the Disclosing Party a reasonable opportunity to limit such disclosure; or

12.4.7	the Disclosing Party and the Receiving Party agree in writing is not confidential.

12.5	The obligations under this Section shall survive for a period of 5 years following termination or expiration of this Agreement.

13.	Change

13.1	If a Party wishes to change any aspect of this Agreement then the Parties shall follow Supplier’s standard change process (and such change shall be referred to as a “Change”). Such Changes will be documented and agreed by both Parties in a “Change Order” to the Order.

13.2	If there is a change to Applicable Laws which comes into effect after the Effective Date that adversely affects, or is likely to adversely affect, production of Product by the Process when conducted in accordance with Supplier’s standard operating procedures or methods, and within the declared constraints of the Facility then the Parties will enter into a Change to accommodate that change of Applicable Laws; the cost of which shall be allocated as follows:

13.2.1	if the change to Applicable Laws specifically relates to the Product or Process then BEYOND AIR will be liable for the costs of the Change; and

13.2.2	if the change to Applicable Laws relates to the Facility as it is operated by Supplier across its BEYOND AIR base or the general commercial activities carried out by Supplier then Supplier will be liable for the costs of the Change.

13.3	If the Parties are unable to agree a Change to accommodate a change of Applicable Laws, Supplier may terminate any affected Order (or part of it) or this Agreement without any liability to BEYOND AIR by giving written notice to BEYOND AIR if Supplier reasonably believes that it will be unable to carry out and complete such Order in accordance with this Agreement or any future purchase order (as the case may be) due to the change of Applicable Laws.

14.	Termination and Consequences

14.1	Termination for cause: Either Party shall be entitled to terminate this Agreement (and all Orders made under it) immediately upon giving notice to the other if:

14.1.1	the other Party commits a material breach of this Agreement and such breach:

(a)	is not capable of remedy (a breach shall be considered capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to time of performance); or

(b)	is capable of remedy, and the breaching Party fails to remedy the breach within a reasonable period after receipt of notice giving full particulars of the breach and requiring it to be remedied, provided, however, that such cure period shall be suspended during any time that a Party seeks resolution of a dispute as to whether an alleged material breach occurred pursuant to clause 16;

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14.1.2	the other Party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if he step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction; or

14.1.3	the other Party or the person Controlling the other Party has a change in Control and the new Controlling entity is reasonably considered by the Party giving notice either to be its direct competitor or not to have reasonable financial creditworthiness.

14.1.4	In the event of termination of this Agreement by BEYOND AIR pursuant to Section 14.1 (Termination for cause), Supplier shall provide BEYOND AIR or a third party manufacturer designated by BEYOND AIR with a list of documentation for the tech transfer for the Product, to the extent not already disclosed, and upon request of BEYOND AIR shall provide assistance services up to six months at no additional charge. In any other event of termination of this Agreement, Supplier shall provide assistance services up to six months as requested by BEYOND AIR from the termination of the Agreement at a reasonable hourly rate.

14.2	Termination for Convenience or Product Discontinuance

14.2.1	Termination for Convenience. Either Party may terminate this Agreement at any time for convenience by giving the other Party not less than [***] months’ written notice subject to clause 14.3.

14.2.2	Product Discontinuance. BEYOND AIR shall have the right to terminate this Agreement upon thirty (30) days written notice to Supplier in the event the Product fails to receive Regulatory Approval or in the event BEYOND AIR determines, in its sole discretion, to discontinue the development of the Product for any reason (including discontinuance prior to receiving Regulatory Approval or discontinuance due to suspension or revocation of prior Regulatory Approval).

14.3	Consequences of Termination

14.3.1	The termination of this Agreement shall be without prejudice to the rights and remedies of either Party which may have accrued up to the date of termination.

14.3.2	On termination of this Agreement for any reason whatsoever:

(a)	save as set out in clause 10 the relationship of the Parties shall cease and any rights or licenses granted under or pursuant to this Agreement shall cease to have effect save as (and to the extent) expressly provided for in this clause 14;

(a)	the provisions of the following clauses together with any provision which expressly or by implication is intended to come into or remain in force on or after termination shall continue in full force and effect clauses 1, 6.5, 9, 10, 11, 12, 14, 16, 18, and 22; and

(b)	BEYOND AIR shall immediately pay to Supplier all of Supplier’s outstanding unpaid undisputed invoices and interest and, in respect of Units and Ancillary Services supplied but for which no invoice has been submitted, Supplier may submit an invoice, which shall be payable immediately on receipt. Any disputed invoices will be resolved between the parties prior to disengagement.

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14.3.3	At the completion of the Services, or expiration or termination of this Agreement for any reason, all materials, information and all other data owned by BEYOND AIR, including all BEYOND AIR Deliverables, BEYOND AIR Foreground IP, BEYOND AIR Background IP and Materials, regardless of the method of storage or retrieval, shall be delivered to BEYOND AIR in such form as is then currently in the possession of Supplier or as reasonably requested by BEYOND AIR (“Transition Data”). Supplier, however, reserves the right to retain, at its own cost and subject to Applicable Laws and the confidentiality provisions herein, one (1) copy of all materials that may be needed to satisfy applicable legal or regulatory requirements or to resolve disputes regarding the Services or this Agreement, provided Supplier complies with all Applicable Laws and its non-use and confidentiality obligations hereunder.

14.3.4	Upon termination or non-renewal of this Agreement and/or any Purchase Order by either Party for any reason, Supplier shall recover payment for (1) Products delivered to and accepted by Customer and not previously paid, (2) completed Products not yet delivered to Customer at the Agreement price, work in process which will be priced accordingly based on amount of completion, (3) any inventory and other materials that were placed on order or purchased by Supplier under Firm Orders, Rolling Forecasts, or otherwise in connection with this Agreement (regardless of whether such inventory or other materials are directly covered by a Purchase Order), including, without limitation, minimum purchase quantities, long lead materials, non-cancellable, and non-returnable materials, which recovery shall be at 100% of Supplier’s markup and (4) all other reasonable costs and expenses actually incurred by Supplier as a result of the termination, including, without limitation, any payments that Supplier must make to its suppliers or otherwise. Additionally, upon such termination and after payment in full for all amounts owing to Supplier under this Agreement and/or any applicable Purchase Order, Customer shall promptly remove all Tools wherever located, at Customer’s sole cost and expense and Supplier shall cooperate with Customer in a commercially reasonable manner to allow Customer to remove the Tools.

14.3.5	Transition Assistance. Upon any expiration or termination of this Agreement (or any part of the Services), Supplier shall (a) continue to provide the services to the extent reasonably requested by BEYOND AIR for a period at least one hundred twenty (120) days (the “Transition Assistance Period”) and (b) provide such assistance as reasonably required by BEYOND AIR including assistance to third parties designated by BEYOND AIR to transfer the Transition Data to another vendor or to BEYOND AIR itself as set forth herein (the “Transition Assistance Services”). During the Transition Assistance Period, Supplier shall be reasonably compensated for its efforts in the transition of BEYOND AIR on a fee for service basis using the rates agreed upon by the Parties, unless such transition is a result of a breach of this Agreement by Supplier or the termination of this Agreement by Supplier without cause, in which case Transition Assistance Services shall be provided at no additional cost and Supplier shall reimburse BEYOND AIR for its actual costs in transitioning to a successor vendor. During the expiration of the Transition Assistance Period or upon termination of this Agreement (or any Services under the Scope of Work), Supplier shall answer questions regarding the Services on an as needed basis for one hundred eighty (180) days.

15.	Force Majeure

15.1	Subject to clause 15.2, neither Party shall be liable to the other for any delay or non-performance of its obligations under any this Agreement (except for the payment of money) arising from a Force Majeure Event.

15.2	If either Party is delayed or prevented from performing its obligations due to a Force Majeure Event such Party shall:

15.2.1	give notice of such Force Majeure Event to the other Party as soon as reasonably practical stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

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15.2.2	use reasonable endeavors to mitigate the effects of such Force Majeure Event; and

15.2.3	resume performance of its obligations as soon as reasonably practicable.

15.3	If the Force Majeure Event in question continues for more than 3 (three) months either Party may give notice in writing to the other to terminate this Agreement. The notice to terminate must specify the termination date, which must not be less than 5 (five) Business Days after the date on which the notice is given, and once such notice has been validly given, this Agreement will terminate on that termination date.

16.	Dispute Resolution

16.1	If there is a dispute in relation to or in connection with the QA Documents, such dispute shall be dealt with in accordance with the procedures set out in the Quality Agreement, if specified therein, or otherwise as set forth below.

16.2	In respect of any dispute concerning this Agreement the Parties will use reasonable efforts to settle their differences amicably between themselves. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within sixty (60) days of receipt of the written notice by the other Party, such Dispute shall be referred to a senior executive of BEYOND AIR and Supplier, who will use their good faith efforts to resolve the Dispute within thirty (30) days after it was referred to them. If the senior executives are unable to resolve the Dispute, the Parties shall refer the Dispute to arbitration as provided for in Section 16.3.

16.3	Any Dispute that is not resolved as provided in Section 16.2, whether before or after termination of this Agreement, shall be submitted exclusively for resolution to arbitration administrated by the American Arbitration Association (“AAA”) and be finally settled in accordance with the Rules of Arbitration of AAA. The arbitration shall be subject to the governing law of this Agreement, shall be held in Wilmington, Delaware, in front of a panel of three (3) arbitrators, shall be conducted in the English language, shall be final and binding determination of the Dispute and not subject to judicial review, and shall not include any award of damages expressly prohibited by this Agreement, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction over the liable Party.

16.4	This Section 16 shall not restrict the Parties’ rights to seek equitable remedies, including specific performance or preliminary injunctive relief before a court of competent jurisdiction.

17.	AuditS AND INSPECTIONS

17.1	BEYOND AIR may carry out audits and inspections at the times, and in accordance with the terms, set out in the Quality Agreement provided that access by BEYOND AIR and/or its representatives to records, information and systems shall be on a supervised basis, subject to BEYOND AIR complying with the security and confidentiality requirements of Supplier to protect information which relates to anything other than the Services and shall be limited to a maximum of two people for two days per annum.

17.2	Audit access shall not be extended to Supplier’s confidential records, including details of financial transactions and contracts with third parties that relate to this Agreement.

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17.3	If Supplier is in material breach of this Agreement or if BEYOND AIR reasonably believes that Supplier is in material breach of this Agreement, BEYOND AIR may upon giving reasonable written notice to Supplier carry out an audit on the same basis as in clauses 17.1 and 17.2.

17.4	Additional audits (other than those carried out pursuant to clause 17.3) may be carried out on the same basis as in clauses 17.1 and 17.2 subject to (i) payment of Supplier’s costs and expenses and the agreement of a commercial rate; and (ii) BEYOND AIR ensuring such audit will not delay or disrupt Supplier’s operations at the Facility.

17.5	Inspections by Governmental or Regulatory Authority. Supplier shall be responsible for handling and responding to any FDA or other governmental body inspections or inquiries received by BEYOND AIR or Supplier regarding Supplier’s performance of the Services or Supplier’s Manufacture of the Product during the Term of this Agreement. Supplier shall prepare for post-approval regulatory inspections at its own cost (not including out-of-pocket expenses incurred) and allow audits and inspections by the appropriate regulatory authority. Any out-of-pocket costs incurred by Supplier for regulatory agency inspections shall be charged to BEYOND AIR.

17.6	Each Party shall notify the other regarding any such inquiries and provide the other Party copies of any pertinent correspondence from such authorities related to the Product or Services covered in this Agreement. Supplier shall provide to any governmental body any information reasonably requested by such governmental body concerning any governmental inspection related to any Product or the Services.

17.7	Retention of Documentation. Raw data, documentation, Unit records, source documents and reports (collectively, “Documentation”) shall be retained by Supplier for a period of ten (10) years at a minimum, with the exception of Documentation that supports validations, which will be maintained for the duration of the utilization of the method or process validated. If specifically requested by BEYOND AIR, longer term storage may be arranged at BEYOND AIR’s expense. Otherwise, Documentation may be destroyed following the retention period.

17.8	During the above-described retention periods, Documentation shall be available for inspection by BEYOND AIR, its authorized agents and authorized government agencies.

18.	Notices

18.1	Subject to clause 18.2 the Parties may communicate with each other in any way that is normal in the course of their business.

18.2	Any notice given under clauses 2, 6.5, 9, 11, 12, 14, 15, 16, 17, 18.2, 19 or 20 shall only be effective if it is in writing, sent to a Party at its address or email address and for the attention of the individual, as set out in Schedule 2 (or such other address, email address or individual as that Party may notify the other in accordance with this clause 18) and is given in accordance with clauses 18.3 and 18.4 below.

18.3	Notice may be given by hand or sent by email, recorded delivery, registered post or airmail and will be deemed to have been duly served:

18.3.1	if delivered by hand, at the time and date of delivery;

18.3.2	if sent by email, at the time and date of sending;

18.3.3	If sent by reputable overnight courier (i.e., FedEx, UPS), at the time and date of delivery (as evidenced by tracking information);

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18.3.4	if sent by recorded delivery or registered post, 48 (forty-eight) hours from the date of posting (such date as evidenced by postal receipt); and

18.3.5	if sent by registered airmail, five days from the date of posting,

provided that, where in the case of delivery by hand or transmission by email, such delivery or transmission occurs either after 4.00pm on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00am on the next Business Day.

18.4	In proving service of a notice it will be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that no failed delivery message was received, as the case may be.

19.	Export Controls, Modern Slavery and Corruption

19.1	BEYOND AIR acknowledges that export and/or use of any Product may be subject to compliance with laws, rules and regulations of bodies having jurisdiction over such operations. If the export or use of any Product is so controlled, it is the responsibility of BEYOND AIR to obtain any such approval required by any Applicable Laws, rules or regulations.

19.2	Each Party shall endeavor to hold itself and its suppliers to the highest performance, ethical and compliance standards, including basic human rights, not engaging in any activity, practice or conduct which would constitute an offence under anti-slavery legislation in the United Kingdom or the U.S.A, encouraging fair and equal treatment for all persons, the provision of safe and healthy working conditions, respect for the environment, the adoption of appropriate management systems and the conduct of business in an ethical manner. In performing its duties under this Agreement, each Party acknowledges the value and importance of performance and ethical behavior in its performance under this Agreement.

19.3	Each Party warrants that on the Effective Date, it, its directors, officers or employees have not offered, promised, given, authorized, solicited or accepted any undue pecuniary or other advantage of any kind (or implied that they will or might do any such thing at any time in the future) in any way connected with this Agreement and that it has taken reasonable measures to prevent subcontractors, agents or other third parties, subject to its control or determining influence, from doing so.

19.4	The Parties agree that, at all times in connection with and throughout the term of this Agreement, they will comply with and that they will take reasonable measures to ensure that their subcontractors, agents or other third parties will comply with all applicable anti-corruption legislation including the Bribery Act 2010 or the Foreign Corrupt Practices Act 1977.

19.5	Each Party shall not do, or omit to do, any act that would cause one of the other Parties to be in breach of any anti-corruption legislation including the Bribery Act 2010 or the Foreign Corrupt Practices Act 1977.

20.	Assignment and Sub-Contracting

20.1	Except as set forth below in clause 20.3, either Party may assign, novate or transfer all of its rights and responsibilities under this Agreement to:

20.1.1	an Affiliate provided that such Affiliate has reasonable financial creditworthiness; or

20.1.2	a purchaser or acquirer of all or substantially all of the equity of the assigning Party provided that such third party has reasonable financial creditworthiness; or

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20.1.3	a purchaser or acquirer of all or substantially all of assets to which this Agreement relates provided that such third party has reasonable financial creditworthiness, or but not otherwise without written consent of the other Party (such consent not to be unreasonably withheld or delayed) and provided that (a) the assignee agrees in writing to assume all obligations undertaken by its assignor in this Agreement and (b) in relation to assignment in part no such assignment shall relieve the assigning Party of responsibility for the performance of any of its obligations under this Agreement.

20.2	If a Party assigns or transfers all or any of its rights and responsibilities under clause 20.1 it shall immediately notify the other Party in writing.

20.3	Supplier may not subcontract all or any of its obligations under this Agreement with respect to the Manufacture, handling or testing of Product or data analysis as it relates to the Product, without the prior consent of BEYOND AIR.

21.	General

21.1	Entire agreement: This Agreement contains all the terms which the Parties have agreed with respect to their subject matter and supersede all previous agreements and understandings between the Parties (whether oral or in writing) relating to such subject matter. Each Party acknowledges and agrees that it has not been induced to enter into this Agreement by a statement or promise which it does not contain. Each Party confirms that save as otherwise expressly set out in this Agreement, the other Party gives no warranties either in this Agreement or elsewhere in connection with the provision of the Services. Nothing in this clause 21.1 shall exclude or limit a Party’s liability for fraud, including fraudulent misrepresentation.

21.2	Third Party rights: Save as expressly set out in this Agreement, the Parties do not intend that any person who is not a Party to this Agreement shall have any right to enjoy the benefit or enforce any of the terms of this Agreement.

21.3	Variations: With the exception of Changes, which shall be subject to clause 13, no variation of this Agreement shall be valid unless in writing and signed by a duly authorized representative of each of the Parties. A Party is entitled assume that a representative of another Party is authorized to act on that Party’s behalf if that individual is apparently or seemingly acting in the normal course of the business relationship. An exchange of emails shall not be capable of constituting an agreement to vary this Agreement.

21.4	Waiver: No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. The single or partial exercise by either Party of any right, power or remedy under this Agreement shall not in any circumstances preclude any other or further exercise of it, or the exercise of any right, power or remedy. A waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of a subsequent breach of the same or any other provision of this Agreement.

21.5	Severability: If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction then it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible that provision shall be deemed to be omitted from this Agreement in so far as this Agreement relates to that jurisdiction and the validity and enforceability of that provision in other jurisdictions and the other provisions of this Agreement shall not be affected or impaired.

21.6	Counterparts: This Agreement may be executed in any number of counterparts. Either Party may enter into this Agreement by executing a counterpart and all the counterparts taken together will constitute one and the same agreement. This Agreement shall not be effective until each Party has signed one counterpart.

22.	Governing Law AND VENUE

22.1	Governing Law. The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or any term of it and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature) shall be governed by, and construed in accordance with, the State Law of Delaware and subject to Section 16.2, the Parties irrevocably submit to the jurisdiction of the courts of Delaware.

22.2	Venue. The Parties hereby irrevocably submit to the personal jurisdiction of the Courts the State of Delaware or, if such Courts shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts.

IN WITNESS of the above the Parties have signed this Agreement on the date written at the head of this Agreement

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Schedule 1 Charges

1.	Unit Price

1.1	The Unit Price

	LungFit PH		LungFit - COVID-19		LungFit - NTM
Product		[***]		[***]	[***]
[***]
Price	$	[***]	$	[***]	[***]

1.2	In respect of each Unit BEYOND AIR shall pay at net [***] day terms once credit limit is established by mutual agreement.

2.	BEYOND AIR Deliverables and other materials on termination

2.1	Within thirty days of termination of this Agreement, BEYOND AIR shall notify Supplier what (if any) BEYOND AIR Deliverables BEYOND AIR wishes Supplier to deliver to BEYOND AIR and delivery of those BEYOND AIR Deliverables shall take place in accordance with clause 6

2.2	Provided that BEYOND AIR has paid for any Materials for which payment is due under the Agreement, Supplier shall deliver Materials to BEYOND AIR in accordance with clause 6.

3.	Price Increases

3.1	Product pricing will be reviewed [***] months following the Effective Date of this Agreement, and every [***] months following during the life of the Product or in the event of large scale changes in the component market. “Large scale changes in the component market” will be defined as cost changes that impact Product Bill of Material line item costs by [***]% or more, either favorably or unfavorably. BEYOND AIR and Seller agree to negotiate in good faith, all factors that may affect the price of Products; including currency exchange rates, changes to unit volumes, cost of raw materials, labor or other Seller costs.

3.2	-Taxes: BEYOND AIR shall pay all sales, excise, or use taxes, and applicable economic surcharges due on the transactions hereunder or provide Supplier customary proof that the transactions are exempt from such taxes. Invoices shall separately identify any tax (including value added taxes as exclusively net extra) and shall include either Supplier’s sales tax or use tax permit number. Supplier shall pay any taxes based upon Supplier’s net income and penalties or fees imposed due to failure to file or pay collected sales or use taxes.

3.3	Invoices: Supplier shall invoice BEYOND AIR for Products upon shipment of such Products. The invoice shall include, at a minimum, the following information: (i) Purchase Order number, (ii) part number, (iii) description of the Product(s) shipped, (iv) quantity of the Product(s) shipped, (v) unit and extended price applicable, (vi) date that the Product(s) shipped, (vii) Supplier’s packing slip number; and (vii) any extraordinary charges that have been approved by Customer. Customer shall pay all such invoices within [***] days following the date of Supplier’s invoice. Customer acknowledges and agrees that any past due payments may be subject to interest charges of up to [***]% per month.

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Schedule 2 FORECASTING AND ORDERS

1.	Forecasting

1.1.	On a Quarterly basis, at minimum, Beyond Air will provide a rolling [***] month forecast that details the then anticipated requirements by month for each of the products required from Supplier. The forecast will be for driving material purchases in conjunction with the forecasted quantities in order to accommodate long lead time material procurement and planning purposes for manufacturing and equipment capacity.

1.2.	BEYOND AIR will issue Purchase Orders for:

1.2.1.	Forecasted requirements that are equal to [***] days in advance of the forecasted ship dates from Supplier to Beyond Air and these quantities and dates will be firm and not subject to reschedules without mutual agreement by both parties.

1.3.	Once a Forecast has been issued to Supplier the [***] day fixed period may not be varied unless the Parties agree a Change.

1.4.	If, in any Forecast Period, BEYOND AIR would like Supplier to Manufacture a number of Units in excess of the previous Forecast, Supplier and Beyond Air agree to mutually work together to increase the number of units to achieve the increased requirement.

2.	Ordering

2.1.	BEYOND AIR will issue a written purchase order (the “Order”) for the Units to be purchased in each Forecast Period in writing.

2.2.	Supplier shall acknowledge Orders and provide an anticipated delivery schedule in writing within [***] Business Days of receipt. The Parties shall maintain an open dialog with regards to the supply needs of BEYOND AIR and Supplier shall work in good faith to accommodate requests on potential updated delivery schedule.

2.3.	Once acknowledged by Supplier, Orders are non-cancellable by either Party.

2.4.	Orders, Order acknowledgements and/or other similar documentation submitted by either Party in conducting activities under this Agreement are for administration purposes only and (notwithstanding any statement or terms stated within such documentation) shall not add to or modify the terms of this Agreement.

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Schedule 3 Addresses for Notice

Spartronics Watertown, LLC	Beyond Air, Inc.

2920 Kelly Ave.	825 East Gate Blvd., Ste 320

Watertown, SD 57201	Garden City, New York

Attention: General Council	Attention: General Counsel

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Schedule 4 : BEYOND AIR Products

1.	LungFit PH - Cylinder Free Nitric Oxide Therapeutic Platform Designed for the treatment of pulmonary hypertension for certain ventilated patients.

2.	LungFit COVID 19

3.	LungFit BRO

4.	LungFit NTM

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Signature Page

SIGNED for and on behalf of Beyond Air, Inc.:

Signature:	/s/ Steven Lisi

Name:	Steven Lisi
Title:	Chairman and Chief Executive Officer

Date:	August 6, 2020

SIGNED for and on behalf of Spartronics Watertown, LLC:

Signature:	/s/ Karen Glover	Signature:
Title:	General Manager	Title:
Date:	30 July 2020	Date:

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